Exhibit 99.1

Company Contact:

  Tim O’Neil

  Chief Financial Officer

  425.487.4333

LOUD Technologies Reports
Third Quarter Results

WOODINVILLE, Washington — November 8, 2006 — LOUD Technologies Inc.  (LOUD)  (NASDAQ:LTEC) today announced results of operations for the three and nine month periods ended September 30, 2006, highlighted by net income of $1.4 million, or $0.29 per diluted common share, for the third quarter, compared with $0.08 per diluted common share for the third quarter of 2005.

Third Quarter Results

Revenue for the third quarter of 2006 decreased $0.6 million to $53.4 million from $54.0 million for the third quarter of 2005.

Gross profit was $18.2 million, or 34.1% of net sales, in the third quarter of 2006 compared to $18.2 million, or 33.7% of net sales, in the comparable period in 2005.

SG&A expenses decreased to $11.6 million for the third quarter of 2006 compared to $12.7 million in the third quarter of 2005, a reduction of 8%.  This decrease was primarily attributable to consolidating the St. Louis Music operations, to the ongoing cost benefits of our direct sales program, and to cost-cutting programs implemented in June 2006.

Operating income for the third quarter of 2006 was $3.6 million, which included restructuring costs of $0.2 million for severance payments related to reductions in workforce in the consolidation of the St. Louis Music and service operations.  This represents a 30% increase in operating income when compared to the $2.8 million result for the third quarter of 2005.

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LOUD Technologies Reports Third Quarter Results

November 8, 2006

Page Two

Nine Month Results

Revenue for the nine months ended September 30, 2006 increased by $17.4 million to $165.6 million compared to $148.2 million for the nine months ended September 30, 2005.  The 2006 period includes a full nine months of sales from the historical St. Louis Music brands as opposed to the comparable period in 2005 which includes sales from the historical St. Louis Music brands only from the acquisition date of March 5 through September 30.

Operating income for the nine months ended September 30, 2006 was $7.2 million, which included restructuring costs of $0.8 million for severance payments related to reductions in workforce in the consolidation of the St. Louis Music and service operations.  This represents an increase of $2.5 million, or 52%, over our operating income of $4.7 million for the comparable period in 2005.

Net income for the nine months ended September 30, 2006 was $1.2 million, or $0.24 per diluted share.  This represents a decrease of $0.8 million, or 42%, when compared to net income of $2.0 million, or $0.42 per diluted share, in the comparable period in 2005.  However, nine-month net income for 2005 included only a partial year of performance from the St. Louis Music acquisition and included a gain from the discontinued operations of the Company’s former Italian subsidiary of $2.8 million, or $0.60 per diluted share.

About LOUD Technologies Inc.

LOUD Technologies Inc. (www.loudtechinc.com) is one of the world’s largest manufacturers and distributors of professional audio and music products.  As the corporate parent for world-recognized brands including Alvarez, Ampeg, Crate, EAW, Knilling, Mackie, SIA and TAPCO, LOUD Technologies produces and distributes a wide range of digital recording products, loudspeakers, commercial audio systems, audio and music software, guitars, guitar and bass amplifiers, and orchestral string instruments.  LOUD Technologies’ brands can be found in professional and project recording studios, video and broadcast suites, post-production facilities, sound reinforcement applications including churches and nightclubs, and retail locations and on major musical tours.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The words - “believe”, “expect”, “anticipate”, “intend”, “will” and similar expressions are examples of words that identify forward-looking statements.  These forward-looking statements include statements about the anticipated success of our management initiatives in driving future profitability, and are based on current expectations and assumptions based on information currently available to us.  These forward-looking statements may be affected by the risks and uncertainties associated with our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2005.  We do not assume, and expressly disclaim, any obligation to update these forward-looking statements to conform them to actual results or changes in the Company’s expectations.

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LOUD TECHNOLOGIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except for per share data)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005

Net sales	$53,445	$53,987	$165,556	$148,222
Cost of sales	35,242	35,781	109,948	101,033
Gross profit	18,203	18,206	55,608	47,189

Operating expenses:
Selling, general and administrative	11,624	12,669	38,370	35,079
Research and development	2,778	2,744	9,264	7,402
Restructuring costs	173	—	818	—
Total operating expenses	14,575	15,413	48,452	42,481

Operating income	3,628	2,793	7,156	4,708

Other income (expense):
Interest income	27	82	151	215
Interest expense	(1,641)	(1,525)	(4,941)	(3,829)
Management fee	(241)	(349)	(772)	(915)
Other	(198)	(621)	(220)	(950)
Total other expense	(2,053)	(2,413)	(5,782)	(5,479)

Income (loss) before income taxes and discontinued operations	1,575	380	1,374	(771)

Provision for income taxes	127	1	201	44

Income (loss) from continuing operations	1,448	379	1,173	(815)

Recognized gain on discontinued operations, net of income tax expense of $58	—	—	—	2,827

Net income	$1,448	$379	$1,173	$2,012

Basic net income (loss) per share:
Net income (loss) from continuing operations	$0.30	$0.08	$0.24	$(0.18)
Net income from discontinued operations	—	—	—	0.60
Net income per share	$0.30	$0.08	$0.24	$0.42

Diluted net income (loss) per share:
Net income (loss) from continuing operations	$0.29	$0.08	$0.24	$(0.18)
Net income from discontinued operations	—	—	—	0.60
Net income per share	$0.29	$0.08	$0.24	$0.42

Shares used in computing basic and diluted net income (loss) per share:
Basic	4,806	4,773	4,806	4,742
Diluted	4,996	4,977	4,984	4,742

LOUD TECHNOLOGIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$596	$468
Accounts receivable, net of allowances of $2,005 and $2,224, respectively	28,901	28,224
Inventories	43,966	39,290
Prepaid expenses and other current assets	2,165	1,859
Total current assets	75,628	69,841

Property, plant and equipment, net	7,104	7,863
Goodwill	2,248	2,248
Other intangible assets, net	11,570	12,198
Deferred financing costs	2,863	3,378
Other assets	17	17
Total assets	$99,430	$95,545

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$12,503	$9,595
Accounts payable	18,298	16,133
Accrued liabilities	9,955	10,009
Taxes payable	1,416	1,293
Current portion of long-term debt	3,306	3,306
Current portion of payable to former Italian subsidiary	1,200	2,200
Other current liabilities	3,093	—
Total current liabilities	49,771	42,536

Long-term debt, excluding current portion	38,960	40,944
Deferred tax liabilities	81	40
Other liabilities	5	2,938
Total liabilities	88,817	86,458

Commitments and contingencies

Shareholders’ equity:
Preferred stock, no par value. Authorized 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, no par value. Authorized 40,000,000 shares, issued and outstanding 4,566,202 at September 30, 2006 and December 31, 2005	41,141	40,788
Accumulated deficit	(30,528)	(31,701)
Total shareholders’ equity	10,613	9,087
Total liabilities and shareholders’ equity	$99,430	$95,545